Exhibit 99.3

N E W S R E L E A S E

FOR IMMEDIATE RELEASE

MEDIA CONTACTS:

Jeannine Addams
Kristin Wohlleben
J.Addams & Partners, Inc.
404/231-1132 phone
jfaddams@jaddams.com
kwohlleben@jaddams.com

INVESTOR CONTACT:

Todd Atenhan
770/425-7877 phone
investorrelations@exide.com

EXIDE TECHNOLOGIES ANNOUNCES APPOINTMENT OF
PAUL W. JENNINGS AS A DIRECTOR

Alpharetta, Ga. – (September 18, 2006) – Exide Technologies (NASDAQ: XIDE, www.exide.com), a global leader in stored electric energy solutions, today announced the appointment of Paul W. Jennings as a member of the Board of Directors.

“Paul Jennings brings a wealth of experience, and we are pleased to welcome him to the Board,” said Exide Chairman of the Board John P. Reilly.

Mr. Jennings, 49, is President and Chief Executive Officer of Innospec Inc. (NASDAQ:IOSP), an international specialty chemicals company with 1,000 employees in 23 countries that is headquartered in England. Since Mr. Jennings was named President and CEO in June 2005, he has overseen the company’s new strategic direction and implementation of the new global Innospec brand.

From November 2002 through his appointment as CEO, Mr. Jennings served as Innospec’s Executive Vice President and Chief Financial Officer.

He previously served as CFO for Griffin LLC, a joint venture between Griffin Corporation and Dupont, and from 1986 to 1999 held positions of CFO and Vice President of Finance for various divisions and regions of Courtaulds plc, working in the United States, Europe and Singapore.

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About Exide Technologies

Exide Technologies, with operations in 89 countries, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s four global business groups – Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World – provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.
Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and 42-volt automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com